Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 25, 2018	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2018

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2018.

Gaming revenues increased 2.8% to $36,723,000 compared to $35,716,000 for the third quarter of 2017.  Slot machine and table game win were both higher, and sports betting win improved as a result of recently expanded sports wagering in Delaware.  These increases were offset by lower wagering on horse racing compared to last year.

Other operating revenues of $9,284,000 were up slightly compared to the third quarter of 2017 from an increase in food and beverage revenue offset by a decline in rooms revenue during the quarter.  Occupancy levels in the Dover Downs Hotel were almost 90% for the third quarter of both years, while average rates were lower this year.

General and administrative costs were $1,355,000 for the third quarter compared to $1,316,000 last year.

Costs incurred to date related to the Company’s pending merger with Twin River Worldwide Holdings, Inc. were $765,000 during the quarter.

Including the merger related costs, the Company’s pretax loss was ($149,000) compared with ($225,000) for the third quarter of last year.

Net loss was ($269,000), or ($.01) per diluted share compared with net loss of ($138,000) or $.00 per diluted share for the third quarter of 2017.

Capital spending increased to $3,029,000 for the nine months ended September 30, 2018 as compared to $1,764,000 for the comparable period last year, and related primarily to renovations to the Dover Downs Hotel and improvements related to the recently opened Pearl Oyster Grill.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region.  Gaming operations consist of approximately 2,200 slots, a full complement of table games, including poker, and a newly expanded race and sports book taking single game wagers on professional and college sports.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017 *	2018	2017 *
Revenues:
Gaming	$36,723	$35,716	$104,752	$104,249
Other operating	9,284	9,245	28,547	27,865
	46,007	44,961	133,299	132,114
Expenses:
Gaming	34,427	34,446	99,992	100,427
Other operating	7,493	7,141	22,182	21,403
General and administrative	1,355	1,316	4,082	4,024
Merger costs	765	—	765	—
Depreciation	2,010	2,096	6,200	6,128
	46,050	44,999	133,221	131,982

Operating (loss) earnings	(43)	(38)	78	132

Interest expense	(190)	(217)	(598)	(634)
Other income	84	30	251	118

Loss before income taxes	(149)	(225)	(269)	(384)

Income tax (expense) benefit	(120)	87	(120)	83

Net loss	$(269)	$(138)	$(389)	$(301)

Net loss per common share:
- Basic	$(0.01)	$—	$(0.01)	$(0.01)
- Diluted	$(0.01)	$—	$(0.01)	$(0.01)

Weighted average shares outstanding:
- Basic	32,447	32,322	32,446	32,321
- Diluted	32,447	32,322	32,446	32,321

*                 Prior-period information has been restated for the adoption of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, and ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2018	2017 *
ASSETS

Current assets:
Cash	$10,184	$10,714
Accounts receivable	2,784	3,557
Due from State of Delaware	8,958	5,720
Inventories	2,059	1,928
Prepaid expenses and other	3,504	2,840
Receivable from Dover Motorsports, Inc.	6	7
Income taxes receivable	294	318
Total current assets	27,789	25,084

Property and equipment, net	131,460	134,527
Other assets	404	564
Deferred income taxes	1,656	1,786
Total assets	$161,309	$161,961

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,569	$2,571
Purses due horsemen	8,960	5,814
Accrued liabilities	8,372	8,111
Deferred credits	120	49
Contract liabilities	3,954	3,724
Revolving line of credit	16,500	19,900
Total current liabilities	40,475	40,169

Liability for pension benefits	6,713	7,483
Total liabilities	47,188	47,652

Stockholders’ equity:
Common stock	1,841	1,827
Class A common stock	1,487	1,487
Additional paid-in capital	5,976	5,877
Retained earnings	109,462	109,817
Accumulated other comprehensive loss	(4,645)	(4,699)
Total stockholders’ equity	114,121	114,309
Total liabilities and stockholders’ equity	$161,309	$161,961

*                 Prior-period information has been restated for the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, which we adopted on January 1, 2018.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017 *
Operating activities:
Net loss	$(389)	$(301)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,200	6,128
Amortization of credit facility origination fees	30	42
Stock-based compensation	187	243
Deferred income taxes	98	(233)
Gains on equity investments	(5)	—
Changes in assets and liabilities:
Accounts receivable	773	729
Due from State of Delaware	(3,238)	(454)
Inventories	(131)	(164)
Prepaid expenses and other	(671)	(1,185)
Receivable from/payable to Dover Motorsports, Inc.	1	34
Income taxes receivable	22	50
Accounts payable	73	238
Purses due horsemen	3,146	115
Accrued liabilities	261	(848)
Deferred credits	71	23
Contract liabilities	230	469
Liability for pension benefits	(648)	(347)
Net cash provided by operating activities	6,010	4,539

Investing activities:
Capital expenditures	(3,029)	(1,764)
Purchase of equity investments	(33)	(47)
Proceeds from sale of equity investments	29	44
Net cash used in investing activities	(3,033)	(1,767)

Financing activities:
Borrowings from revolving line of credit	34,180	58,670
Repayments of revolving line of credit	(37,580)	(62,420)
Repurchase of common stock	(74)	(74)
Credit facility fees	(33)	(35)
Net cash used in financing activities	(3,507)	(3,859)

Net decrease in cash	(530)	(1,087)
Cash, beginning of period	10,714	11,677
Cash, end of period	$10,184	$10,590

*                 Prior-period information has been restated for the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, which we adopted on January 1, 2018.